Exhibit 21.1

SUBSIDIARIES

A list of subsidiaries of Concentra Group Holdings Parent, Inc., as of December 31, 2025, is set forth below, indicating as to each the state or other jurisdiction of incorporation or organization.

Name of Subsidiary	Jurisdiction
Concentra Akron, L.L.C.	Delaware
Concentra Arkansas, L.L.C.	Delaware
Concentra Green Bay, L.L.C.	Delaware
Concentra Group Holdings, LLC	Delaware
Concentra Health Services, Inc.	Nevada
Concentra Holdings, Inc.	Delaware
Concentra Integrated Services, Inc.	Massachusetts
Concentra Occupational Healthcare Harrisburg, L.P.	Pennsylvania
Concentra St. Louis, L.L.C.	Delaware
Concentra Ventures, Inc.	Delaware
ConcentraMark, Inc.	Delaware
Concentra – UPMC, L.L.C.	Delaware
ContinuityRx, Inc.	Arizona
Occuflex Software Solutions, LLC	Texas
Occupational Health + Rehabilitation, LLC	Delaware
OHR/Baystate, LLC	Massachusetts
OHR/MMC, Limited Liability Company	Maine
Onsite Innovations, LLC	Delaware
Patient Transport Services, LLC	Texas
St. Mary’s Medical Park Pharmacy, Inc.	Arizona
U.S. HealthWorks Medical Group of Alaska, LLC	Alabama
U.S. Healthworks, Inc.	Delaware
U.S. Occmed Holdings, LLC	Texas